Exhibit 14

EPOD INTERNATIONAL INC.

CODE OF CONDUCT

Our Code of Conduct for all employees follows below:

Under our Code of Conduct, EPOD seeks to conduct our business in accordance with the highest standards of business ethics throughout our offices worldwide. EPOD encourages its employees to bring ethical questions to management's attention so that we can maintain our high standards. Our approach to business demands high professional standards and dealing honestly and fairly in our relationships with our customers, suppliers, employees and others with whom we have business relationships. EPOD will compete vigorously and fairly in the markets we serve and comply with laws that affect our business.

EPOD also reinforces our commitment to the benefits of a diverse workforce and the practice of equal employment opportunity.

EPOD International, Inc. Code of Conduct

EPOD International, Inc has a reputation for conducting its business on a highly ethical level. It is important that we continue this record of integrity in the future.

Each and every employee of the Company and its subsidiaries throughout the world is responsible for the maintenance of our fine reputation. We expect that each employee will support our principles of business ethics and behave in a manner consistent with these high standards. We also expect that no employee in a supervisory position will instruct a subordinate to violate our ethical guidelines.

Each of our employees is expected to comply with the law, but our standard of business ethics goes beyond compliance with law. No list of rules can substitute for the exercise by anyone who represents our company of basic morality, common decency, high ethical standards and respect for the law.

Our Core Ethical Standard

Our core ethical standard follows the ancient golden rule: Behave as you would have others behave toward you.

If you are ever in doubt about the acceptability of a particular course of action, the following test should be applied: Assuming full public disclosure of the action, should both you and the Company feel comfortable from a moral, ethical and legal standpoint? If the answer is “Yes,” then the action is very probably consistent with our corporate philosophy and standards.

What to do If You Have A Question

If you are ever in doubt as to the appropriate legal or ethical behavior in a situation, you are expected to seek advice to determine a proper course of action. Initially, we encourage you to seek the advice of your supervisor, but if you are not able to come to a satisfactory answer in those conversations or if you are uncomfortable with discussing the matter with your supervisor, you should feel free to contact the Chief Executive Officer at 250-807-2211 or the Chief Financial Officer at 614-791-2100.

You may also submit your complaint or concern via e-mail to mark.r@epodinc.com.

Whistleblowing

The United States and a number of states and other jurisdictions have adopted so-called “whistleblowing” laws. We believe that communication and “whistleblowing” perform a valuable function in maintaining high ethical standards of conduct and reducing the risks to the Company, its employees and stockholders from conduct that does not meet our high standards. Accordingly, in the unlikely event that you become aware of circumstances that appear inconsistent with our Code of Conduct or if you are instructed by a supervisor or manager to act in a manner inconsistent with our Code of Conduct, you are expected to inquire into the matter to assist the Company in avoiding violations of the Code of Conduct. Initially, we encourage you to review the matter with your supervisor, but if the matter is not resolved as a result of those discussions or you are uncomfortable in discussing the matter with your supervisor, you should contact the Chief Executive Officer or the Chief Financial Officer of the Company to explain the facts. If the facts reveal that such a violation may have occurred, the Company will investigate the situation and take appropriate action.

Confidentiality

If your concern requires confidential treatment, including keeping your identity anonymous, all reasonable efforts will be made to keep that confidentiality, except to the extent necessary to conduct an effective investigation or as required under applicable law, regulation or legal proceedings.

Protections Afforded Employees Who Report Violations

We are committed to protecting employees who behave responsibly and report to management violations of the Code of Conduct from reprisals or retribution. On the other hand, an employee who participates in or conceals a violation of the Code of Conduct may be subject to disciplinary action, including the possibility of termination of employment without further notice or warning.

The Scope of Our Code of Conduct

The guidelines set forth below cover some, but by no means all, of the situations that might arise. These guidelines apply worldwide to EPOD and each of its subsidiaries. Periodically, we may elaborate upon particular issues in separate policy statements and may adopt additional or amended guidelines.

• EPOD is an Equal Opportunity Employer. We expect all EPOD’s employees who are responsible for making or influencing hiring, promotion, or other career decisions for the Company to support our equal employment opportunity and affirmative action commitments in all of our operations worldwide.

• We value diversity in our global organization. We place a premium on the contributions of each of our employees. We seek to develop and use to the fullest their capabilities, creativity and energy by creating a work environment that enables every employee to perform to his or her potential.

• Everything an EPOD employee does on the job is ultimately related to satisfying a customer need within the framework of our Code of Conduct. Our advancement and job security, both as a company and as individuals, depend on our ability to satisfy properly the needs of our customers.

• We expect each employee to practice and promote high professional standards in carrying out his or her tasks and in his or her relationship with other employees, suppliers, customers, stockholders and other persons having dealings with the Company.

• Consistent with those standards, employees are expected to treat each other with dignity and respect. The responsibility to treat fellow employees with dignity and respect is particularly strong in the case of those employees whose position in the Company may enable them to influence the job security, compensation, promotion or career of other employees. This responsibility includes, among other things, the responsibility to avoid conduct constituting sexual or other harassment and conduct demeaning to a person’s race, religion, creed or national origin.

• We place a premium on honesty and fair dealing in relationships with and among our employees and in conducting our business activities. Employees are expected to be truthful in dealing with others. All reports or responses to questions provided within the organization or to outsiders (customers, suppliers, financial institutions, governmental agencies of all kinds, other organizations and/or people with a need or right to receive information) are expected to be truthful, accurate and not misleading in any way.

• Our equipment, products and services will be sold on their merits. We will compete vigorously and fairly in the marketplace that we serve. We will afford our competitors the degree of respect that we expect them to afford us.

• Employees will not use improper or illegal methods to obtain information regarding our competitors.

• We are committed to providing safe working conditions for our employees, to promoting the safe design, use and handling of our products and to comply with laws relating to the protection of the environment. Each employee is expected to promote these goals in carrying out his or her tasks.

• Our business dealings with U.S. and other government agencies are subject to laws and regulations that are more stringent than those that apply to standard commercial transactions. Employees having dealings with these agencies are expected to become familiar with the applicable laws and regulations and to act in accordance with them. Failure to comply with these laws and regulations can subject employees not only to disciplinary action by the Company, but also to personal civil or criminal liability.

• In the course of performing their duties, employees may have access to confidential information concerning other employees such as information appearing on job applications, salary information or other confidential information concerning that employee. This information will be treated as confidential, used only for proper purposes and divulged only to those have a “need to know” it.

• We will not ask or encourage employees or prospective employees to divulge confidential information to which they may have had access as a result of associations with other companies.

• The Company’s tools, equipment, facilities and inventories, as well as its know-how, technology, market information and business plans, are all valuable assets. It is the responsibility of every employee to preserve and protect the Company’s assets and confidential business information and to see that they are not misused or made available to outsiders in any fashion that could be detrimental to the interests of the Company.

• EPOD’s employees may entertain customers, suppliers and other persons, and may be entertained by such persons, in a manner that is customary and necessary for conducting business and is consistent with the Company’s policies. However, employees may not entertain or be entertained by U.S. or other government officials unless expressly permitted by applicable law.

• EPOD forbids its employees to make illegal bribes or kickbacks intended to secure favored treatment for the Company from customers, suppliers, domestic or foreign government officials or others. This rule also applies to the use of intermediaries to make such payments. An employee who finds himself or herself in a situation calling for payments that might be construed as illegal bribes or kickbacks should consult with his or her supervisor and the General Counsel of the Company prior to taking any actions.

• EPOD forbids its employees to make illegal bribes or kickbacks intended to secure favored treatment for the Company from customers, suppliers, domestic or foreign government officials or others. This rule also applies to the use of intermediaries to make such payments. An employee who finds himself or herself in a situation calling for payments that might be construed as illegal bribes or kickbacks should consult with his or her supervisor and the General Counsel of the Company prior to taking any actions.

• EPOD forbids the giving of any gratuity, whether in cash or property, to any government official in the United States or in any other country in which local law prohibits the giving of such gratuities. While we do not encourage them because they may create an appearance of impropriety, modest gratuities and tips to foreign government officials, representatives of customers, suppliers, or other persons whose duties are essentially ministerial or clerical in nature may be made only if such gratuities and tips do not violate local laws and if they are given solely for the purpose of expediting action required to be taken by such individual rather than for the purpose of influencing such individual to make a decision that he or she is not required to make.

• The acceptance of gifts from suppliers, customers or others having business dealings with the Company may involve a conflict of interest or create an appearance of impropriety. Accordingly, EPOD employees shall not accept any cash payments from persons having a business relationship with the Company. Employees may accept reasonable non-cash gifts having a token or nominal value from any company or individual which has, or might have, a business relationship with the Company provided that they are not intended and cannot be construed as a bribe, kickback or other form of compensation to the recipient.

• EPOD makes no political contributions anywhere in the world. However, we encourage our employees to exercise their individual rights to be active in local or national politics.

• Employees are reminded that it is a violation of U. S. law to buy or sell EPOD stock, or the stock of any other company with which we have a relationship, on the basis of material information not available to the public.

• It is our policy to comply with the laws that affect the conduct of our business. It is the responsibility of each employee to have a familiarity with the principles of law that affect the performance of his or her job, to assist the Company in complying with the law, and to seek the advice of the employee’s supervisor or the General Counsel of the Company if the employee is uncertain of relevant legal principles.

• We are committed to maintaining strong internal controls and complete and accurate books and records. The responsibility to maintain these records and controls is particularly important in the case of accounting records. For this reason, all employees are encouraged to raise questions concerning the following matters using the procedures outlined above:

  Any error, including any fraud or deliberate error, in the preparation, evaluation, review or audit of any financial statement of EPOD;

  Any error, including any fraud or deliberate error, in the recording and maintaining of financial records of EPOD;

  Deficiencies in or noncompliance with EPOD’s internal accounting controls;

  Misrepresentation or false statement to or by a senior officer, employee or accountant regarding a matter contained in the financial records, financial reports or audit reports of EPOD; or

  Deviation from full and fair reporting of EPOD’s financial condition.

• EPOD’s Law Department provides legal advice to the Company on matters affecting the Company’s business. Employees who deal with the Law Department are expected to provide to it all facts that are necessary to enable the Law Department to render a legal opinion on the matter on which its advice is sought. If, based on those facts, the Law Department advises that a proposed course of action is unlawful, questionable or not consistent with this Code of Conduct, the employee to whom that advice is given must act in accordance with that advice and inform his or her superior of that advice. Failure to comply with this or any other provision of the Code of Conduct may subject an employee to disciplinary action, up to and including possible termination of employment without further notice or warning, and sometimes also to personal civil or criminal liability.

We trust we can count upon you to maintain the excellent reputation of our Company.

Thank you for your support.

Mark Roseborough
President and Chief Executive Officer

March 2006